As filed with the Securities and Exchange Commission on December 22, 2006
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	68-0629883
(State of Incorporation)	(IRS Employer Identification No.)

14950 Heathrow Forest Parkway, Suite 111
Houston, Texas	77032

(Address of Principal Executive Offices)	(Zip Code)
Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan
(Full title of Plan)
Joan A.W. Schnepp
14950 Heathrow Forest Parkway, Suite 111
Houston, Texas 77032
(832) 327-8000
(Name, address and telephone number of agent for service)
Copy to:
Barry Davis
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
(713) 654-8111
CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to be	Proposed maximum offering	Proposed maximum	Amount of
registered	registered (1)	price per share (2)	aggregate offering price (2)	registration fee
Common Units Representing Limited Partnership Interests	1,000,000 common units	$20.36	$20,360,000	$2,179

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional common units that become issuable under the plan by reason of any dividend, split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common units.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 on the basis of the average of the high and low prices of the common units as reported in the NASDAQ Global Market on December 20, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:
•	the prospectus filed on October 25, 2006 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1, as amended (File No. 333-134750) which contains audited financial statements of the registrant for the latest period for which such statements have been filed;

•	our quarterly report on Form 10-Q filed November 14, 2006 and our current reports on Form 8-K filed October 25, 2006, October 31, 2006 and November 22, 2006; and

•	the description of our common units contained in our registration statement on Form 8-A filed on September 12, 2006, and any subsequent amendment or report filed for the purpose of updating that description.
     All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of those documents. Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. Under our limited partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events any director, officer, member, partner, fiduciary or trustee of our partnership or any of our affiliates or serving in such capacity for any other entity at the request of our partnership or any of our affiliates. Additionally, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person designated by our general partner.

     Any indemnification under our limited partnership agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons from our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited partnership agreement.
Item 7. Exemptions from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit
Number	Description

4.1	Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. (incorporated by reference to Exhibit 3.2 to registrant’s registration statement on Form S-1 (File No. 333-134750) and included as Appendix A to the prospectus).

4.2	Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to registrant’s registration statement on Form S-1 (File No. 333-134750)).

5.1*	Opinion of Thompson & Knight LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Thompson & Knight LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page contained in Part II of this registration statement).

*	Filed herewith.
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 22nd day of December, 2006.

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P., its general partner

By:	Eagle Rock Energy G&P, LLC, its general partner

By: Name:	/s/ Alex A. Bucher Alex A. Bucher
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
     Each person whose signature appears below appoints Alex A. Bucker and Joan A. W. Schnepp, and each of them, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 22nd day of December, 2006.

Signature	Title	Date

/s/ Alex A. Bucher Alex A. Bucher	President, Chief Executive Officer, and Director	December 22, 2006
(Principal Executive Officer)

/s/ Joan A. W. Schnepp Joan A. W. Schnepp	Executive Vice President, Secretary and Director	December 22, 2006

/s/ Richard W. FitzGerald Richard W. FitzGerald	Sr. Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	December 22, 2006

/s/ Kenneth A. Hersh Kenneth A. Hersh	Director	December 22, 2006

/s/ William J. Quinn William J. Quinn	Director	December 22, 2006

/s/ John A. Weinzierl John A. Weinzierl	Director	December 22, 2006

/s/ Philip B. Smith Philip B. Smith	Director	December 22, 2006

/s/ William K. White William K. White	Director	December 22, 2006

INDEX TO EXHIBITS
     Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit
Number	Description

4.1	Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. (incorporated by reference to Exhibit 3.2 to registrant’s registration statement on Form S-1 (File No. 333-134750) and included as Appendix A to the prospectus).

4.2	Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to registrant’s registration statement on Form S-1 (File No. 333-134750)).

5.1*	Opinion of Thompson & Knight LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Thompson & Knight LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page contained in Part II of this registration statement).

*	Filed herewith